Exhibit (k)(7)

Committed Facility Agreement
BNP PARIBAS PRIME BROKERAGE INTERNATIONAL, LTD., ON BEHALF OF ITSELF AND AS AGENT FOR THE BNPP ENTITIES (“PBL”) and the counterparty specified on the signature page (“Customer”), hereby enter into this Committed Facility Agreement (this “Agreement”), dated as of the date specified on the signature page.
Whereas PBL and Customer have entered into the U.S. PB Agreement, dated as of the date hereof (the “U.S. PB Agreement”);
Whereas PBL, Customer and US Bank, N.A. (“Custodian”) have entered into the Special Custody and Pledge Agreement, dated as of the date hereof (the “Special Custody Agreement” and together with this Agreement and the U.S. PB Agreement, the “40 Act Financing Agreements”);
Whereas this Agreement supplements and forms part of the other 40 Act Financing Agreements and sets out the terms of the commitment of PBL to provide financing to Customer under the 40 Act Financing Agreements.
Now, therefore, in consideration of the foregoing promises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

1.	Definitions -

(a)
Capitalized terms not defined in this Agreement have the respective meanings assigned to them in the U.S. PB Agreement. The 40 Act Financing Agreements are included in the term “Contract,” as defined in the U.S. PB Agreement.

(b)	“Account Agreement” means the Account Agreement attached as Exhibit A to the U.S. PB Agreement.

(c)	“Borrowing” means a draw of cash financing by Customer from PBL pursuant to Section 2 of this Agreement.

(d)	“Closing Date” means such date as agreed to in writing (including, for the avoidance of doubt, electronic mail) by the parties hereto.

(e)	“Collateral Requirements” means margin requirements set forth in Appendix A attached hereto.

(f)	“IR Cap” means the sum of the Customer Debit Rate (as set forth in Appendix B attached thereto) and 200 bps.

(g)
“Long Term Borrowing” means at any time an amount of Outstanding Debit Financing equal to the lesser of (i) the Maximum Commitment Financing and (ii) the lowest Outstanding Debit Financing held by Customer at any time over the immediately preceding 15 Business Days; provided that, prior to the earlier to occur of August 30, 2015 and the date that is 30 days after the date of the first Borrowing, “Long Term Borrowing” shall mean the lesser of (i) the Maximum Commitment Financing and (ii) the Outstanding Debit Financing.

(h)	“Maximum Commitment Financing” means USD$25,000,000, as such amount may be reduced pursuant to Section 3(c).

(i)	“Net Asset Value” means, with respect to Customer, the aggregate net asset value of the common stock issued by Customer calculated in accordance with U.S. generally accepted accounting principles.

(j)
“Net Asset Value Floor” means, with respect to Customer, an amount equal to 50% of the Net Asset Value of Customer as of January 1, 2015 (such 50% amount, the “Initial NAV Floor”); provided, however, that following January 1, 2015, the Net Asset Value Floor shall be the greater of (i) the Initial NAV Floor or (ii) 50% of the Net Asset Value of Customer, calculated based on Customer’s Net Asset Value as of its most recent fiscal year end subsequent to the date hereof.

(k)
“Outstanding Debit Financing” means the aggregate cash borrowings under the 40 Act Financing Agreements. For the purposes of calculating such aggregate cash borrowings, if Customer holds debit cash balances in non-USD currencies, PBL will convert each of these balances into USD at prevailing market rates to determine Customer’s aggregate cash borrowings.

(l)
“Short Term Borrowing” means at any time the amount of Outstanding Debit Financing equal to the positive difference of (i) the lesser of the Outstanding Debit Financing and the Maximum Commitment Financing at such time minus (ii) the Long Term Borrowing at such time.

(m)	“1940 Act” means the Investment Company Act of 1940, as amended.

2.	Borrowings -
On the Closing Date, subject to the terms hereof, PBL shall make available cash financing under the 40 Act Financing Agreements in an amount agreed to in writing (including, for the avoidance of doubt, electronic mail) by the parties hereto, such amount not to exceed the Maximum Commitment Financing. Such cash financing shall be made available in immediately available funds. Customer may borrow under this Section 2, prepay pursuant to Section 4 and reborrow under this Section 2 without penalty.
Each subsequent Borrowing (not to exceed, in the aggregate with each other outstanding Borrowing, the Maximum Commitment Financing) shall be made on written notice (the “Borrow Request”), given by Customer to PBL not later than 11:00 A.M. (New York City time) on the Business Day immediately preceding the date of the proposed Borrowing (which must be a Business Day) by Customer. Subject to Section 7, PBL shall, before 11:00 A.M. (New York City time) on the date of such Borrowing, make available to Customer the amount of such Borrowing, payable to the account designated by Customer in such Borrow Request.

3.	Repayment/Reduction of Maximum Commitment Financing -

(a)
Upon the occurrence of a Facility Termination Event (as defined in Section 13(c)), an event described in Section 15(a) hereof, or the date specified in the Facility Modification Notice as described in Section 6, all Borrowings (including all accrued and unpaid interest thereon and all other amounts owing or payable hereunder) may be recalled by PBL in accordance with Section 1 of the U.S. PB Agreement.

(b)	Upon the occurrence of a Default, the BNPP Entities shall have the right to take any action described in Section 13(b) hereof.

(c)	The Short Term Borrowing (including all accrued and unpaid interest thereon and all other amounts owing or payable in respect thereof) may be recalled by PBL on 28 days’ notice

(or if the applicable 28th day would not be a Business Day, a lesser number of days’ notice such that the last day thereof is a Business Day) and otherwise in accordance with Section 1 of the U.S. PB Agreement. In the event PBL provides such notice, the Maximum Commitment Financing shall be reduced to the amount of the Long Term Borrowing on the date PBL provides such notice.

4.	Prepayments -
Customer may, upon at least one Business Day's notice to PBL stating the proposed date and aggregate principal amount of the prepayment, prepay all or any portion of the outstanding principal amount of the Outstanding Debit Financing; provided that Customer shall continue to be obligated to pay the Commitment Fee as set forth in Appendix B.

5.	Interest -
Customer shall pay interest on the outstanding principal amount of each Borrowing from the date of such Borrowing until such principal amount has been paid in full, at the rates specified in Appendix B attached hereto. Such interest shall be payable monthly, and if not paid when due, any unpaid interest shall be capitalized on the principal balance as additional cash borrowing by Customer provided that failure to pay such capitalized interest shall not constitute a Facility Termination Event.

6.	Scope of Committed Facility -
Subject to Section 7, PBL may not take any of the following actions except upon at least 179 calendar days’ prior notice (the “Facility Modification Notice”):

(a)	modify the method for calculating the Collateral Requirements;

(b)	recall or cause repayment of any cash loan under the 40 Act Financing Agreements;

(c)	modify the interest rate spread on cash loans under the 40 Act Financing Agreements, as set forth in Appendix B attached hereto;

(d)	modify the fees, charges or expenses other than those described in clause (b) above, as set forth in Appendix B attached hereto (the “Fees”); or

(e)	terminate this Agreement or any of the 40 Act Financing Agreements.

7.	Conditions for Committed Facility -
The commitment as set forth in Sections 2 and 6 shall become effective on the date on which the escrowed subscription funds described in that certain Escrow Agreement dated as of September 2, 2014 shall have been released to Customer (the “Escrow Release”), and such commitment shall only apply so long as –

(a)	Customer satisfies the Collateral Requirements;

(b)	no Default or Facility Termination Event has occurred; and

(c)	there has not occurred any termination of this Agreement (including, without limitation, pursuant to Section 15).

8.	Commitment Fees -
Beginning on the Closing Date, Customer shall pay when due a Commitment Fee as set forth in Appendix B.

9.	Substitution -

(a)
After PBL sends a Facility Modification Notice, Customer may not substitute any collateral, provided that Customer may, subject to the Special Custody Agreement, purchase and sell portfolio securities in the ordinary course of business consistent with its investment restrictions; provided further that PBL may permit substitutions upon request, which permission shall not be unreasonably withheld; provided further that for substitutions of rehypothecated collateral, such collateral shall be returned for substitution within a commercially reasonable period (in any event no sooner than the standard settlement period applicable to such collateral).

(b)
Prior to PBL sending a Facility Modification Notice, Customer may, subject to the Special Custody Agreement, substitute collateral, provided that for substitutions of rehypothecated collateral, such collateral shall be returned for substitution within a reasonable period (in any event no sooner than the standard settlement period applicable to such collateral).

10.	Collateral Delivery -
If notice of a Collateral Requirement is sent to Customer: (i) on or before 11:00 a.m. on any Business Day, then Customer shall deliver all required Collateral no later than the close of business on such Business Day, and (ii) after 11:00 a.m. on any Business Day, then Customer shall deliver all required Collateral no later than the close of business on the immediately succeeding Business Day.

11.	Representations and Warranties -
Customer hereby makes all the representations and warranties set forth in Section 5 of the Account Agreement, which are deemed to refer to this Agreement, and such representations and warranties shall survive each transaction and until such time as Customer has satisfied all Obligations and no assets remain in any Accounts.

12.	Financial Information -
Customer shall provide or cause to be provided to PBL copies of –

(a)
the most recent annual report of Customer containing financial statements certified by independent certified public accountants and prepared in accordance with generally accepted accounting principles in the United States, as soon as available and in any event within 120 calendar days after the end of each fiscal year of Customer;

(b)
the most recent quarterly financial statement of Customer, including performance returns and Net Asset Value of Customer, as soon as available and in any event within 60 calendar days after the end of each quarter;

(c)
a monthly statement of the leverage and asset coverage ratios of Customer as of the last day of each calendar month as soon as available and in any event within 15 calendar days after the end of each calendar month; and

(d)	the estimated Net Asset Value statement of Customer within one (1) Business Day of request therefor by PBL.
Notwithstanding anything to the contrary herein, to the extent that Customer’s Net Asset Value, most recent annual report on Form N-CSR or most recent semi-annual report on Form N-CSRS (the “Reports”) is publicly available on either Customer’s website or filed with the U.S. Securities and Exchange Commission (the “SEC”) and publicly available at http://www.sec.gov, such Report shall be deemed to have been provided to PBL in satisfaction of the requirements of this Section 12 without any further action by Customer.

13.	Termination -

(a)
Upon the occurrence of a Facility Termination Event, PBL shall have the right to terminate this Agreement, accelerate the maturity of any and all Borrowings to be immediately due and payable, modify the method for calculating the Collateral Requirements, and modify any interest rate spread up to the IR Cap and any fees, charges, or expenses, in each case, in accordance with the timeframes specified in the U.S. PB Agreement.

(b)
Upon the occurrence and continuance of a Default, the BNPP Entities may terminate any of the 40 Act Financing Agreements and/or take Default Action or any other action provided for under the 40 Act Financing Agreements.

(c)	Each of the following events constitutes a “Facility Termination Event”:

i.
the occurrence of a repudiation, misrepresentation, material breach or the occurrence of a default, termination event or similar condition (howsoever characterized, which, for the avoidance of doubt, includes the occurrence of an Additional Termination Event under an ISDA Master Agreement) by Customer under any contract or agreement with a third party, where the aggregate principal amount of any such contract or agreement (which, for the avoidance of doubt, includes any obligations with respect to borrowed money or other assets in connection with such contract or agreement) is not less than the greater of (A) USD $1,000,000 and (B) the lesser of (x) 3% of the Net Asset Value of Customer and (y) USD $15,000,000;

ii.
there occurs any change in PBL’s interpretation of any Applicable Law or the adoption of or any change in the same (including, for the avoidance of doubt, any new or amended rules, requests, guidelines and directives promulgated in connection with current Applicable Law, including the Dodd-Frank Wall Street Reform and Consumer Protection Act) that, in the reasonable opinion of nationally recognized outside counsel to PBL, has the effect with regard to PBL of impeding or prohibiting the arrangements under the 40 Act Financing Agreements (including, but not limited to, imposing or adversely modifying or affecting the amount of regulatory capital to be maintained by PBL); provided, however, that it shall not be a Facility Termination Event if there occurs a change in, or change in PBL’s interpretation of, any Applicable Law that results in a cost increase to PBL (as determined in its sole discretion), rather than a prohibition (as determined in PBL’s sole discretion), and such cost increase is accepted by Customer (for the avoidance of doubt, such cost increase may be implemented by adjusting the fees and rates in Appendix B or in any other manner, as determined by BNPP PB, Inc. in its sole discretion);

iii.
(A) as of the final Business Day of each calendar month, the Net Asset Value of Customer has declined by thirty percent (30%) or more from the highest Net Asset Value of Customer in the preceding calendar month; or (B) as of the final Business Day of each calendar quarter, the Net Asset Value of Customer has declined by forty percent (40%)

or more from the highest Net Asset Value of Customer in the preceding calendar quarter; or (C) as of the final Business Day of each calendar year, the Net Asset Value of Customer has declined by fifty percent (50%) or more from the highest Net Asset Value of Customer in the preceding calendar year; (for purposes of (A), (B) and (C), any decline in the Net Asset Value shall not take into account any positive or negative change caused by capital transfers, such as redemptions, withdrawals, subscriptions, contributions or investments, howsoever characterized, and all amounts set forth in redemption notices received by or on behalf of Customer (notwithstanding the date the actual redemption shall occur));

iv.
the investment management agreement between Customer and its investment advisor (“Advisor”) is terminated or the Advisor otherwise ceases to act as investment advisor of Customer; provided, however, such termination or cessation shall not constitute a Facility Termination Event if there is a replacement investment advisor appointed immediately who is acceptable to PBL in its good faith discretion;

v.	Customer violates Section 18 of the 1940 Act;

vi.	Customer is not classified as a “closed-end company” as defined in Section 5 of the 1940 Act;

vii.
Customer enters into any additional indebtedness with a party other than a BNPP Entity or its affiliates beyond the financing provided hereunder through the 40 Act Financing Agreements, including without limitation any further borrowings constituting ‘senior securities’ (as defined for purposes of Section 18 of the 1940 Act) or any promissory note or other evidence of indebtedness, whether with a bank or any other person; provided, however, that indebtedness of Customer (A) pursuant to a Credit Support Annex to an ISDA Master Agreement or in connection with listed call options transactions or repurchase agreements pursuant to Customer’s investment portfolio activities, or (B) for which the required collateral would not, as determined by PBL, be Eligible Securities (as defined in Appendix A attached hereto) shall be permissible additional indebtedness;

viii.	Customer changes its investment strategy set forth in its Registration Statement on Form N-2 (Securities Act File No. 333-186877 and Investment Company Act File No. 811-22807); or

ix.	Customer pledges to any other party, other than a BNPP Entity or its affiliates, any securities owned or held by Customer.

(d)	Each of the following events constitutes a “Default” and shall be an “Event of Default” for purposes of the Account Agreement:

i.
(A) Customer fails to meet the Collateral Requirements within the applicable time period set forth in Section 10, and at the end of such time period any of the following is not true (1) such failure is caused by an error or omission of an administrative or operational nature, (2) funds were available for Customer to pay or post, as applicable, when due, and (3) Customer has provided written proof reasonably satisfactory to BNPP PB, Inc. of (1) and (2); or (B) Customer fails to meet the Collateral Requirements within one Business Day of the date on which such payment or posting was originally due;

ii.	Customer fails to deliver its financial information within the time periods set forth in Section 12; and such failure is not remedied within (A) five (5) Business Days for a failure under Sections 12(a), 12(b) and 12(c), and (B) one (1) Business Day for a failure under Section 12(d);

iii.	the Net Asset Value of Customer declines below the Net Asset Value Floor;

iv.	any representation or warranty made or deemed made by Customer to PBL under any 40 Act Financing Agreement (including under Section 11 herein) proves false or misleading when made or deemed made;

v.
Customer fails to comply with or perform any other agreement or obligation under this Agreement or the other 40 Act Financing Agreements (other than those agreements and obligations already covered by this Section 13, in which case the relevant subsection shall govern) and such failure is not remedied within ten (10) Business Days;

vi.
Customer becomes bankrupt, insolvent, or subject to any bankruptcy, reorganization, insolvency or similar proceeding or all or substantially all its assets become subject to a suit, levy, enforcement, or other legal process where a secured party maintains possession of such assets, has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger), seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets, has a secured party take possession of all or substantially all its assets, or takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts; or

vii.
the occurrence of a repudiation, misrepresentation, material breach or the occurrence of a default, termination event or similar condition (howsoever characterized, which, for the avoidance of doubt, includes the occurrence of an Additional Termination Event under an ISDA Master Agreement) by, or with respect to, Customer under any contract or agreement with a BNPP Entity or affiliate of a BNPP Entity.

(e)
Upon 179 calendar days’ prior written notice, Customer may terminate this Agreement; provided that, in the event of an assignment by PBL to an unaffiliated entity pursuant to Section 16(c)(B)(i) of the Account Agreement, Customer may terminate this Agreement upon 29 calendar days’ prior written notice.

(f)
If the Escrow Release shall not have occurred prior to the 90th day immediately following the date of this Agreement, this Agreement shall on such 90th day automatically terminate, without any further action by the parties.

14.	Notices -
Notices under this Agreement shall be provided pursuant to Section 12(a) of the Account Agreement.

15.	Compliance with Applicable Law -

(a)	Notwithstanding any of the foregoing, if required by Applicable Law –

x.	the BNPP Entities may terminate any 40 Act Financing Agreement and any Contract;

xi.	PBL may recall any outstanding cash loan under the 40 Act Financing Agreements;

xii.	PBL may modify the method for calculating the Collateral Requirements; and

xiii.	the BNPP Entities may take Default Action

(b)
This Agreement will not limit the ability of PBL to change the product provided under this Agreement and the 40 Act Financing Agreements as necessary to comply with Applicable Law; provided that (i) Customer may terminate this Agreement within thirty (30) days following any such change by the giving of written notice to PBL, and (ii) if no such notice has been received by PBL by the end of such thirty-day period, then Customer’s termination rights shall be as set forth in Section 13(e) hereof.

(c)	The BNPP Entities may exercise any remedies permitted under the Contracts if Customer fails to comply with Applicable Law.

16.	Miscellaneous -

(a)	In the event of a conflict between any provision of this Agreement and the other 40 Act Financing Agreements, this Agreement prevails.

(b)	This Agreement is governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of laws doctrine.

(c)
Section 16(c) of the Account Agreement is hereby incorporated by reference in its entirety and shall be deemed to be a part of this Agreement to the same extent as if such provision had been set forth in full herein.

(d)	This Agreement may be executed in counterparts, each of which will be deemed an original instrument and all of which together will constitute one and the same agreement.
(The remainder of this page is blank.)

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of August 25, 2015.

PATHWAY ENERGY INFRASTRUCTURE FUND, INC.
By:
Name:
Title:

BNP PARIBAS PRIME BROKERAGE INTERNATIONAL, LTD., ON BEHALF OF ITSELF AND AS AGENT FOR THE BNPP ENTITIES
By:
Name:
Title:

By:
Name:
Title:

Appendix A – Collateral Requirements
THIS APPENDIX forms a part of the Committed Facility Agreement entered into between BNP Paribas Prime Brokerage International, Ltd. (“PBL”) and Pathway Energy Infrastructure Fund, Inc. (“Customer”) (the “Committed Facility Agreement”).

1.	Collateral Requirements -
The Collateral Requirements in relation to all positions held in the accounts established pursuant to the 40 Act Financing Agreements (the “Positions”) consisting of Eligible Securities shall be the greatest of:
(a) the sum of the Position Charges of all Positions consisting of Eligible Securities;
(b) the sum of the collateral requirements of such Positions as per Regulation T or Regulation X, as applicable, of the Board of Governors of the Federal Reserve System, as amended from time to time;
(c) the sum of the collateral requirements of such Positions as per Financial Industry Regulatory Authority Rule 4210, as amended from time to time, to the extent applicable;
(d) 35% of the Portfolio Gross Market Value; and
(e) the Issuer Concentration Floor.

2.	Eligible Securities -

(a)
Positions in the following eligible equity and fixed income security types (“Eligible Securities”, which term shall exclude any securities described in Section 2(b)) are covered under the Committed Facility Agreement:

a.
USD common stock and equity securities (including equity interests in limited liability companies and limited liability partnerships) traded on the New York Stock Exchange, NASDAQ, NYSE Arca, and NYSE Amex Equities;

b.
convertible and non-convertible corporate debt securities or preferred securities, provided such securities are (A) issued by an issuer incorporated in one of the following countries: USA, Canada, United Kingdom, France, Germany, Switzerland, Austria, Spain, Italy, The Netherlands, Finland, Belgium, Japan, Australia, Portugal, Bahamas, Bermuda, the British Virgin Islands, the Cayman Islands, the Channel Islands or the Netherlands Antilles, and (B) any such securities be denominated in USD, CAD or EUR;

c.	Treasury Securities; or

d.
non-USD common stock, provided such stock is (A) listed in the FTSE World Index, (B) traded on a major exchange in one of the following countries: Canada, United Kingdom, France, Germany, Switzerland, Sweden, Austria, Spain, Italy, The Netherlands, Finland, Belgium, Japan, Australia or Portugal and (C) denominated in one of the following currencies: CAD, GBP, EUR, JPY, CHF, AUD or SEK.

(b)	Notwithstanding the foregoing, the following will not be part of the collateral commitment and shall have no collateral value:

a.	any security type not covered above, as determined by PBL in its sole discretion;

b.	any short security position;

c.
any security offered through a private placement or any restricted securities, provided that a convertible or non-convertible corporate debt security that is eligible for resale pursuant to Rule 144A under the Securities Act of 1933, as amended, shall not be deemed restricted for this purpose;

d.	any security that is not maintained as a book-entry security on a major depository, such as The Depository Trust Company, Euroclear or Clearstream;

e.
any securities that are Municipal Securities, asset-backed securities, mortgage securities, Structured Securities or capital contingent convertible bonds (notwithstanding the fact that such securities would otherwise be covered);

f.
any security where Customer or Customer’s Advisor (i) is an Affiliate of the Issuer of the relevant equity securities or (ii) beneficially owns more than 9% of either (a) the voting interests of the Issuer or (b) any voting class of equity securities of the Issuer (in each case, whether such positions are held in accounts established pursuant to the 40 Act Financing Agreements or otherwise). For the avoidance of doubt, for purposes of determining beneficial ownership, any convertible debt of preferred debt shall be treated as converted;

g.
to the extent that the Gross Market Value of non-USD-denominated Positions exceeds 50% of the Portfolio Gross Market Value, any such securities in excess of such 50% (and PBL shall determine in its sole discretion which specific securities shall be considered to be in excess of 50%);

i.
any equity security with a market capitalization of less than USD $100,000,000, to the extent that the Gross Market Value of such security, together with the Gross Market Value of all other securities of Issuers with respective market capitalizations of less than USD $200,000,000 would comprise more than 10% of the Portfolio Gross Market Value;

ii.	any Debt Security which (i) trades below 40% of its nominal value or (ii) is greater than 10% of the Issue Size;

iii.	any Positions with a long-term debt rating below CCC- by S&P or below Caa3 by Moody’s or defaulted (excluding, for the avoidance of doubt, unrated securities);

iv.	any Positions with Days of Trading Volume equal to or greater than 4; and

a.	any Positions with Equity Volatility equal to or greater than 100%.

3.	Equity Securities Collateral Percentage -
The Collateral Percentage for a Position consisting of applicable equity securities that are Eligible Securities shall be:

i.
subject to paragraph ii below, the sum of (A) the Equity Core Collateral Rate and (B) the product of (I) the Equity Core Collateral Rate and (II) the sum of the Equity Liquidity Factor and the Equity Volatility Factor, or

ii.	100% if the product determined under paragraph (i) above is greater than 100%.

(a)	Equity Liquidity Factor.
The “Equity Liquidity Factor” shall be determined pursuant to the following table.

Days of Trading Volume	Equity Liquidity Factor
Less than 2	0
2 to 4	1

(b)	Equity Volatility Factor.
The “Equity Volatility Factor” shall be determined pursuant to the following table.

Equity Volatility	Equity Volatility Factor
Less than 35%	0
Equal to or greater than 35% and less than 50%	0.5
Equal to or greater than 50% and less than 75%	1
Equal to or greater than 75% and less than 100%	2

4.	Debt Securities Collateral Percentage -
The Collateral Percentage for a Position consisting of applicable Debt Securities that are Eligible Securities shall be the Debt Core Collateral Rate; provided that the Collateral Percentage for any debt security which trades below 40% of its nominal value shall be 100%.

(a)	Debt Core Collateral Rate.
The “Debt Core Collateral Rate” shall be (i) for Treasury Securities, 15%, and (ii) for all other Debt Securities, as determined pursuant to the following table, using the lower of the S&P or Moody’s long term debt rating as shown below; provided, that (i) if there is only one such rating, then the Debt Core Collateral Rate corresponding to such rating shall be used, and (ii) if there is no such rating, then the Debt Core Collateral Rate shall be 40%.

S& P’s Rating	Moody’s Rating	Debt Core Collateral Rate
AAA to A-	Aaa to A3	20%
BBB+ to BBB-	Baa1 to Baa3	20%
BB+ to BB-	Ba1 to Ba3	30%
B+ to B- / NR	B1 to B3 / NR	40%
CCC+ to CCC-	Caa1 to Caa3	60%

5.	Positions Outside the Scope of this Appendix -
For the avoidance of doubt, the Collateral Requirements set forth herein are limited to the types and sizes of securities specified herein. The Collateral Requirement for any Position or part of a Position not covered by the terms of this Appendix shall be determined by PBL in its sole discretion.

6.	One-off Collateral Requirements -
From time to time PBL, in its sole discretion, may agree to a different Collateral Requirement than the Collateral Requirement determined by this Appendix for a particular Position; provided that, for the avoidance of doubt, the commitment in Section 6(a) of the Committed Facility Agreement shall apply only with respect to the Collateral Requirements based upon the Collateral Percentage determined pursuant to Sections 3 and 4 hereof and PBL shall have the right at any time to increase the Collateral Requirement for such Position up to the Collateral Requirement that would be required as determined in accordance to Sections 3 and 4 hereof.

7.	Certain Definitions -

(a)	“Affiliate” means an affiliate as defined in Rule 144(a)(1) under the Securities Act of 1933.

(b)	“Bloomberg” means the Bloomberg Professional service.

(c)	“Collateral Percentage” means the percentage as determined by PBL according to this Appendix A.

(d)
“Current Market Value” means with respect to a Position, an amount equal to the product of (i) the number of units of the relevant security and (ii) the price per unit of the relevant security (determined by PBL in its good faith discretion).

(e)
“Days of Trading Volume” means with respect to an equity security, an amount equal to the quotient of (i) the number of shares of such security constituting the Position, as numerator and (ii) the 90-day average daily trading volume of such security as shown on Bloomberg (or, if the 90-day average daily trading volume of such security is unavailable, the 30-day average daily trading volume of such security, as determined by PBL in its sole discretion), as denominator.

(f)	“Debt Security” means convertible and non-convertible preferred securities and corporate debt securities.

(g)	“Equity Core Collateral Rate” means 15%.

(h)
“Equity Volatility” means with respect to an equity security, the 90-day historical volatility of such security as determined by PBL in its commercially reasonable discretion or, if the 90-day historical price volatility of such security is unavailable, the 30-day historical price volatility of such security as determined by PBL in its commercially reasonable discretion.

(i)
“Gross Market Value” of one or more Positions means an amount equal to the sum of all Current Market Values of all such Positions, where, for the avoidance of doubt, the Current Market Value of each Position is expressed as a positive number whether or not such Position is held long.

(j)
“Issuer” means, with respect to a Debt Security or equity security, the ultimate parent company or similar term as used by Bloomberg; provided that, if the relevant security was issued by a company or a subsidiary of a company that has issued common stock, the Issuer shall be deemed to be the entity that has issued common stock; provided further that, with respect to any exchange-traded funds, the Issuer of such securities shall be the index to which the relevant securities relate, if any.

(k)
“Issuer Concentration Floor” means, as of any day, the sum of (i) the Gross Market Value of the Issuer Position with the largest Gross Market Value and (ii) the Gross Market Value of the Issuer Position with the second largest Gross Market Value.

(l)	“Issuer Position” means all Positions consisting of Eligible Securities issued by the same Issuer.

(m)	“Issue Size” means with respect to a Position in a Debt Security of an Issuer, the Current Market Value of all such Debt Securities issued by the Issuer and still outstanding.

(n)	“Moody’s” means Moody’s Investor Service, Inc.

(o)	“Municipal Securities” means any Debt Security issued by a state or local government in the United States, or their respective agencies or authorities.

(p)	“Portfolio Gross Market Value” means the Gross Market Value of all of the Positions that are Eligible Securities.

(q)
“Position Charge” means with respect to a Position consisting of Eligible Securities, the product of (x) the Collateral Percentage applicable to such Position and (y) the Current Market Value of such Position.

(r)
“Structured Securities” means any security (i) the payment to a holder of which is linked to either another security issued by a different issuer, or to a pool of assets, or (ii) structured in such a manner that the credit risk of acquiring the security is primarily related to either an entity other than the issuer of the security itself, or to a pool of assets.

(s)	“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

(t)
“Treasury Security” means any security that is a direct obligation of the United States Treasury. For the avoidance of doubt, neither Treasury Inflation-Protected Securities nor securities issued under the Separate Trading of Registered Interest and Principal of Securities program nor securities issued by any other United States government agency or government sponsored enterprise are herein considered Treasury Securities.

Appendix B

Pricing

PATHWAY ENERGY INFRASTRUCTURE FUND, INC.

Financing Rate

Customer Debit Rate

3 Month LIBOR + 120 bps

ISO Code

USD

Commitment Fee

Customer shall pay a commitment fee (the “Commitment Fee”) to PBL equal to sum of the Daily Commitment Fees over the relevant calculation period, when the amount calculated under the Financing Rate above is due. For purposes of this section, the “Daily Commitment Fee” on each day on or after the date that is one year after the Closing Date shall be the product of (a) the difference between (i) the lesser of (A) the Maximum Commitment Financing and (B) the lowest Outstanding Debit Financing held by Customer at any time over the immediately preceding 15 Business Days and (ii) the current Outstanding Debit Financing, (b) 1/360 and (c) 55 bps. Notwithstanding the foregoing, if the Outstanding Debit Financing on any day is at least 70% of the Maximum Commitment Financing, the Daily Commitment Fee for such day shall be zero.